EXHIBIT 99.1
News Release

Media Contacts:

Joe Noel, 240.912.1851
Michael Wachs, CEOcast, 212.732.4300, mwachs@ceocast.com
Garrett Axford, Georgina Garrett / Simon Jones, 866.940.9987, +44.1903.854900 mail@garrett-axford.co.uk

For Immediate Release

Telkonet Announces Completion of Funding Arrangement

Funding will support energy management and hospitality solutions for this growing market segment

September 10, 2008: Germantown, MD – Telkonet, Inc. (AMEX:TKO), the leading provider of innovative, centrally managed solutions for integrated energy management, networking, building automation and proactive support services, announced today that it has entered into a two-year, $1,000,000 line of credit facility with Thermo Credit, LLC, a funding company specializing in the telecommunications industry. The proceeds from this line of credit, together with the Thermo Credit $2.5 million receivable financing agreement signed in February 2008, will be used for the working capital requirements of the Company to support growth opportunities and accelerate revenue.

“As we discussed in our second quarter conference call, this completes our goal of securing asset-based financing, helping us to shape the financing to our specific business needs. The funding will enable us to take advantage of the tremendous market potential for our energy management products, as the demand for our technology has been continually growing,” stated Jason Tienor, Telkonet CEO.

This latest inventory-based funding will help Telkonet fulfill the pipeline demand for its energy management products, expand its opportunities with energy-saving programs, as well as continue to increase sequential quarterly growth and achieve its goal of operating cash flow breakeven within 2008.

About Thermo Credit
Thermo Credit, LLC (www.thermocredit.com) is a financial services company focused exclusively on the telecommunications industry. Thermo Credit serves established, well-run companies that need capital to expand or improve their operations. The company provides asset based solutions, loans, lines of credit and capital investment programs. For more information contact Seth Block at (504) 620-3101 or seth@thermocredit.com

About Telkonet
Telkonet’s unique broadband networking solutions currently support more than 2 million network users per month, with its energy management systems optimizing energy consumption in over 95,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

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Telkonet’s innovations include the revolutionary Telkonet Series 5 and the Telkonet iWire System™, which convert a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost-effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Networked Telkonet SmartEnergy™ completes the line-up, delivering typical bottom line savings of up to 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

All company, brand or product names are registered trademarks or trademarks of their respective holders.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).